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                                                                    EXHIBIT 99.1


PRESS RELEASE

ACS SUCCESSFULLY COMPLETES OFFERING

DALLAS, Oct. 10 /PRNewswire/ -- ACS (NYSE: ACS - news), a premier provider of business process and information technology outsourcing solutions, announced today that it successfully completed its previously announced offering of shares of its Class A Common Stock. ACS sold 9,200,000 shares in the offering, including an over allotment option of 1,200,000 shares, which option was exercised by Bear, Stearns & Co. Inc., the lead book-running underwriter for the offering. Net proceeds from the sale of the shares are approximately $715 million and, as previously announced, are being used to repay the $550 million bridge loan the Company obtained in connection with its acquisition of Lockheed Martin IMS, which was completed in August 2001. The excess proceeds are being used to repay a portion of the amount currently outstanding under the Company's $450 million revolving credit. In addition to Bear, Stearns & Co. Inc., Lehman Brothers and Wells Fargo Van Kasper, LLC served as co-managers for the offering.

ACS, a Fortune 1000 company with over 30,000 people in 29 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com .

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

This press release does not constitute an offer of any securities for sale. Offers of securities will be made only by means of a prospectus or prospectus supplement filed with the Securities and Exchange Commission.
SOURCE: ACS, Inc.